Exhibit 10.8

AMENDMENT NO. 1 TO THE
EQUIFAX INC. 2008 OMNIBUS INCENTIVE PLAN
(Amended and Restated Effective May 2, 2013)

THIS AMENDMENT NO. 1 is made as of this 13th day of February, 2017 by Equifax Inc. (the “Company”);

WHEREAS, the Company maintains the Equifax Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 2, 2013 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to conform to new accounting rules that eliminate the requirement to limit stock withholding to the minimum statutory rate.

NOW, THEREFORE, the Plan is hereby amended effective as of February 6, 2017, as follows:

1.

Section 17(a) is deleted in its entirety and the following substituted therefor:

"(a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or Shares otherwise deliverable or vesting under an Award, to satisfy such required tax withholding obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may provide in the Award agreement for the Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to: (a) have the Company withhold Shares otherwise issuable under the Award; (b) tender back Shares received in connection with such Award; or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to treat such award as an equity award for accounting purposes and to comply with applicable tax withholding rules. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction."

2.

Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 as of the date first written above.

EQUIFAX INC.

By: /s/ John J. Kelley III
Name:    John J. Kelley III
Title:    Corporate Vice President, Chief Legal Officer and Corporate Secretary
2